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                                                                   EXHIBIT 99.1
                                                                  PRESS RELEASE

          MICROWARE COMPLETES $3.5 MILLION PREFERRED STOCK TRANSACTION


DES MOINES, Iowa, April 19, 2000 - Microware Systems Corporation (NASDAQ:
MWAR) today announced the completion of a $3.5 million sale of Cumulative Convertible Preferred Stock to private institutional investors. The financing includes an option to purchase up to $3 million of additional Microware common stock and warrants to purchase 87,500 shares of common stock in the future.
         "We believe the financing is attractive to the company and beneficial to shareholders," stated Ken Kaplan, chief executive officer of Microware. "We are pleased to complete this transaction and supplement our working capital. Microware looks forward to using the proceeds to continue to meet the challenges facing our industry and to take advantage of the opportunities in the market place."

         Microware has been a leading provider of embedded software solutions for 22 years.

         Houlihan Lokey Howard & Zukin Capital, an investment banking firm, arranged the private placement transaction.

ABOUT MICROWARE SYSTEMS CORPORATION

         Microware Systems Corporation (NASDAQ: MWAR) provides embedded solutions for successful products. The solutions include development tools such as integrated development environments, software components such as the OS-9-Registered Tradmark- real-time operating system, and consulting services. Microware software is used in internet appliances, consumer electronics, wireless communication devices, industrial automation, office automation, automotive control, digital television, telecommunications, and multimedia devices, representing many of the fastest-growing areas in worldwide technology. Founded in 1977, Microware is headquartered in Des Moines, Iowa, with offices throughout the United States, Europe, and Japan. For more information, visit www.microware.com, send e-mail to info@microware.com, or call 1-800-475-9000 or 515-223-8000.

Cautionary note: This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to Microware's estimated or anticipated future results, product performance or other non-historical facts are forward looking and reflect Microware's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements.

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Such risks and uncertainties include, among other things, the historical volatility in the Company's quarterly performance; the Company's recent history of losses; the dilution and potential dilution relating to the preferred stock, options and warrants; the growth of markets at which the Company's products are targeted; the Company's dependence on its strategic customers' successful deployment, marketing, and sales of new products targeted at those markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this release, and the Company undertakes no obligation to update these statements in light of future events or otherwise.

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Microware, the Microware logo, and OS-9 are registered trademarks of
Microware Systems Corporation.